Exhibit 99.2

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
October 1, 2008	Mary Waters
Farmer Mac
202-872-7700

FARMER MAC APPOINTS MICHAEL A. GERBER AS

ACTING PRESIDENT AND CHIEF EXECUTIVE OFFICER

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac) (NYSE: AGM and AGM.A) today announced that its Board of Directors has appointed Michael A. Gerber as acting President and Chief Executive Officer of Farmer Mac, succeeding Henry D. Edelman, effective immediately.  Mr. Gerber will continue to serve as Chief Executive Officer of Farm Credit of Western New York, an Association in the Farm Credit System.

In conjunction with Mr. Gerber’s appointment, the Board has constituted an Executive Committee of the Board, consisting of Mr. Gerber, Lowell L. Junkins, the Acting Chairman of the Board, and Dennis A. Everson, President of First Dakota National Bank, Agri-business Division.  The Committee will work closely with Mr. Gerber and the continuing officers of Farmer Mac with respect to Farmer Mac’s operations, capital structure and transition issues, including the search for a new, permanent Chief Executive Officer.

Today, Farmer Mac also announced an investment of $65 million in non-voting Senior Preferred Stock of the Corporation.  This capital infusion follows recent announcements regarding Farmer Mac’s exposure to investments in Fannie Mae and Lehman Brothers Holdings Inc.  With this transaction, Farmer Mac significantly improved its capital position.  Farmer Mac’s core business remains strong, with delinquencies on the loans in its portfolio at historically low levels consistent with the continued strength of the U.S. agricultural economy.

Mr. Gerber emphasized, “Farmer Mac offers an invaluable service to the U.S. agricultural community and I look forward to working with Farmer Mac’s team to continue to advance its mission and offer its excellent programs.  Farmer Mac’s core business remains strong and with the capital enhancement we announced today, I am confident that, with our strengthened balance sheet, we will be in a good position to continue our important mission.”

Mr. Gerber has been a member of the Farmer Mac Board since June 2007 and will continue to serve as a director of Farmer Mac during his employment as acting President and Chief Executive Officer.  He has been the President and Chief Executive Officer of Farm Credit of Western New York since 1998.  Mr. Gerber currently serves as a director of several agriculture related organizations.  Mr. Gerber serves as a member of the Finance Committee and the Marketing Committee of the Farmer Mac Board, and will continue as a member of those committees.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.